Exhibit 99.1
NUPATHE SUBMITS ZELRIX NDA FOR THE TREATMENT OF MIGRAINE
Zelrix poised to be first patch for migraine
Conshohocken, PA—November 1, 2010—NuPathe Inc. (Nasdaq: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announced that the company submitted a New Drug Application (NDA) for Zelrix™ to the U.S. Food and Drug Administration (FDA). Zelrix is the first ever submission to the FDA of a transdermal patch for the treatment of migraine.
“The NDA submission for Zelrix represents a tremendous milestone for the company and the millions of underserved migraine patients,” said Jane Hollingsworth, chief executive officer of NuPathe. “The dedication and persistence of our employees allowed us to develop this truly novel solution and achieve our goal of submitting the NDA prior to year end.”
Migraine is a neurological disorder that affects approximately 28 million adults in the U.S. In addition to a debilitating headache, most migraine patients suffer from one or more significant gastrointestinal problems, including nausea, vomiting and a compromised ability to digest, known as decreased gastric motility. The nausea and vomiting associated with a migraine makes it difficult for many patients to take oral medications, while reduced gastric motility can affect the efficacy of oral medications.
The most prescribed treatments for acute migraine in the U.S. are triptans, accounting for 94% of the 13 million prescriptions filled for acute migraine therapies in 2009. Yet, triptan-related adverse events including chest tightness, chest heaviness, paresthesias, and panic can lead some patients to avoid or delay treatment with triptans. Zelrix delivers sumatriptan, the leading triptan medication, in a controlled manner to minimize these triptan adverse events while still achieving efficacy for patients.
“We designed Zelrix specifically to overcome the limitations of current treatments by avoiding oral administration and controlling the delivery of medication with our SmartRelief™ transdermal technology,” said Mark Pierce, MD, PhD, chief scientific officer of NuPathe. “Results from the clinical development program demonstrate efficacy and a favorable tolerability profile for Zelrix in both our single migraine pivotal trial and our long-term open label trial, during which patients used Zelrix over a 12 month period.”
The NDA submission is based on a comprehensive development program, including data from a pivotal Phase III trial (NP101-007) conducted in 530 migraine patients, where the efficacy and tolerability of Zelrix were compared with a matching placebo patch. In that trial, Zelrix met the pre-defined efficacy endpoints of a statistically significant improvement compared to placebo at two hours after patch application for pain free (p=0.0092), pain relief (p<0.0001), nausea free (p<0.0001), photophobia free (p=0.0028), phonophobia free (p=0.0002), and migraine free (p=0.0135). Additionally, in our 12-month long-term open label trial (NP101-008) in which 183 patients enrolled, Zelrix demonstrated efficacy for these same endpoints consistently throughout the duration of the trial.

Zelrix was well-tolerated in both the pivotal Phase III trial and the 12-month long-term open label trial. The most common adverse events were related to the patch application site and included application site pain, itching, tingling, and skin reaction. The majority of adverse events were mild and transient. The incidence of triptan-specific adverse events reported for Zelrix was very low. We believe this low incidence, taken together with the efficacy demonstrated in our clinical trial program, validates the benefit of controlled transdermal delivery. Importantly, the safety and tolerability profile of Zelrix remained consistent over the course of the 12 months of the long-term open label trial.
To date, in the Phase III clinical development program, Zelrix has been evaluated in approximately 800 patients treated for up to one year.
About Zelrix
Zelrix is an active, single-use, transdermal sumatriptan patch in development for the treatment of migraine. Zelrix is designed to provide migraine patients fast onset and sustained relief through a tolerable, non-oral route of administration. Zelrix may provide an attractive treatment option for many migraine patients because it avoids the need for oral administration and does not depend upon gastrointestinal absorption. Many migraine patients delay or avoid treatment with oral migraine medications as a result of underlying nausea and fears of vomiting experienced by migraineurs. In addition, the reduced gastric motility experienced during migraine may affect the efficacy of oral medications. Zelrix is powered by SmartRelief, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that uses a mild electrical current to actively transport medication through the skin using a process called iontophoresis.
About NuPathe
NuPathe Inc. (www.nupathe.com) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s most advanced product candidate, Zelrix, is a single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to Zelrix, NuPathe has two proprietary product candidates in preclinical development: NP201 for the continuous symptomatic treatment of Parkinson’s disease, and NP202 for the long-term treatment of schizophrenia and bipolar disorder.
Forward-Looking Statements
All statements contained in this press release that are not statements of historical facts are hereby identified as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, (i) the potential for Zelrix to be the first patch approved by the FDA for the treatment of migraine, (ii) the interpretation of clinical data from the referenced trials, and (iii) the potential benefits of, and market for, Zelrix and our other product candidates. The words “may,” “will,“believe,” “potential,” “poised,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: (i) our ability to timely complete clinical and preclinical trials, (ii) varying interpretation of clinical data from the referenced trials, and (iii) serious adverse events or other safety risks that could require us to abandon or delay development, and preclude or limit approval of, Zelrix. For further information with respect to these and other factors that could cause actual results to differ materially from those expressed or implied in this press release, reference is made to the “Risk Factors” section of our From 10-Q for the quarter ended June 30, 2010, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements contained in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.
MEDIA CONTACTS
Ron Schmid
NuPathe Inc.
(610) 659-3985
Reschmid4@aol.com
INVESTOR CONTACTS
John Woolford
(443) 213-0506
john.woolford@westwicke.com
Keith A. Goldan
Vice President, Chief Financial Officer
NuPathe Inc.
(484) 567-0130
###